NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Anthony J. Simonetta	Hayden Communications
Chief Financial Officer	Brett Maas (brett@haydenir.com)
(302) 456-6789	Matt Hayden (matt@haydenir.com)
www.sdix.com	(843) 272-4653

Strategic Diagnostics Reports Fourth Quarter and Year 2005 Results

2005 Sales Increase 4.8%
Food Pathogen Sales Increase 84% in Fourth Quarter and 107% vs. Prior Year

NEWARK, Del., March 23, 2006 – Strategic Diagnostics Inc. (Nasdaq: SDIX) – a leading provider of antibody products and analytical test kits for a broad range of food, water, agricultural, industrial, environmental and scientific applications, today reported financial results for the fourth quarter and year ended December 31, 2005.

Revenues for the year ended December 31, 2005 increased 4.8% to $24.85 million, compared to $23.71 million for the same period in 2004. Organic growth delivered a 107.3% increase in revenues from sales of the Company’s products for the detection of food pathogens, and a 5.6% increase in custom antibodies and services revenues. For the fourth quarter of 2005, revenues decreased 7.3% to $5.90 million, compared to $6.36 million in the fourth quarter of 2004. Revenues in the fourth quarter of 2005 were negatively impacted primarily by lower sales of agricultural products. Sales attrition also occurred in the water and environmental product group reflecting the ongoing reduction in large-scale environmental remediation projects in the U.S.

Gross profit (defined as total revenues less manufacturing costs) for 2005 totaled $13.43 million, as compared to $12.93 million for 2004. Gross margins were 54.1% for 2005 and 54.5% for 2004. For the fourth quarter of 2005, gross profit was $2.96 million, compared to $3.47 million for the same period in 2004. The gross margin for the fourth quarter of 2005 was 50.2%, compared to 54.5% for the same period in 2004. In addition to the reduction of high margin agricultural product sales, margins during the fourth quarter of 2005 were negatively impacted by a number of unexpected expenses, such as the write down to net realizable value of certain components of equipment inventory, aggregating approximately $180,000, which increased the cost of product sold. In the fourth quarter of 2004, margins were positively impacted by sales of previously written off inventory of certain discontinued polyclonal antibodies.

For the year ended December 31, 2005, operating expenses increased 9.1% to $24.17 million, compared to $22.15 million in 2004. Research and development spending in 2005 increased to $3.03 million, or 12.2% of net revenues for the year, as compared to $2.16 million, or 9.1% of net revenues for 2004. The increase in 2005 includes a one-time investment in a software upgrade for the Microtox® test system totaling $398,000. The Company’s research and development capabilities continue to produce significant advancements in its Genomic Antibodies™ technology platform, microbiological enrichments and food pathogen detection while improving legacy products to meet the dynamic demands of large domestic and international customers.

Operating expenses for the fourth quarter of 2005 increased 6.6% to $6.26 million, compared to $5.87 million for the fourth quarter of 2004. Selling, general and administrative expenses were $2.61 million for the fourth quarter of 2005, compared to $2.43 million for the same quarter in 2004. In the fourth quarter of 2005, the Company recorded approximately $200,000 of costs related to the previously announced restatement of prior years’ financial statements as a result of adetermination by the Company, following discussions with the U.S. Securities and Exchange Commission, to revise its revenue recognition policy for custom antibody projects.

For the year ended December 31, 2005, pre-tax income totaled $880,000 compared to $1.61 million for 2004. Net income for the year ended December 31, 2005 was $584,000, or $0.03 per diluted share, compared to $1.38 million, or $0.07 per diluted share, for 2004. Diluted shares totaling 19.9 million and 19.5 million were used in the computations for the year of 2005 and 2004, respectively. Pre-tax loss totaled $287,000 for the fourth quarter of 2005, compared to pre-tax income of $509,000 for the same period in 2004. Net loss in the fourth quarter of 2005 was $292,000 or $0.01 per diluted share, compared to net income of $584,000, or $0.03 per diluted share, for the same period in 2004. Diluted shares utilized in these computations were 19.9 million and 19.4 million for the fourth quarter of 2005 and 2004, respectively.

Matthew H. Knight, the Company’s President and Chief Executive Officer, commented, “Continued improvements in sales of our food pathogen products were unable to offset a number of significant events that led to increased attrition. The higher than normal attrition levels we experienced in the fourth quarter of 2005 relate primarily to the loss of several large pieces of business in the most price sensitive areas of our agricultural products and order pattern in our antibody product group. We have instituted a strategy that we believe will result in successfully recapturing this business in 2006. We expect the launch of new products in 2006 to also make a significant contribution to profitable growth. Our DesignChek® process is successfully moving new and proprietary products and technologies through our development pipeline and into the respective markets we serve. Strong customer feedback on our new Genomic Antibodies™, RapidChek® Salmonella, and proprietary media for microbiology and industrial bio-processing gives us confidence in the long-term viability of these new technologies and the important role they will have in fueling our growth going forward. We’re meeting all our milestones for moving new products to commercialization, and anticipate seeing a positive impact on sales performance beginning in the third quarter of 2006.”

Mr. Knight continued, “In the fourth quarter of 2005, we successfully completed the Beta evaluation for mouse polyclonal Genomic Antibodies™. We recently announced the launch of this new product offering, have signed a number of meaningful contracts, and are continuing development on the technology platform. We filed a patent application during the fourth quarter of 2005 for a new technology to control microbiological activity in bio-detection applications and large scale industrial bio-production applications. We believe that this is a very significant scientific advancement with important commercial benefit, including the ability to increase yields from large scale bio-fermentation processes. We are using this same technology in our new Salmonella assay, which began prototype evaluations with several large food processors in February 2006. We are extremely pleased with the initial results coming from these studies and we are on track to move to a broader user group for Beta tests in the second quarter of this year.

“As a Company, these developments, and our ability to stabilize our legacy business, should enable us to achieve significant year over year growth by the end of 2006, and positively impact future sales,” Mr. Knight concluded.

Food Safety Products
For the year ended December 31, 2005, food safety revenues were $8.98 million, compared to $7.63 million for 2004, an increase of 17.7%. Food safety revenues were $2.30 million in the fourth quarter of 2005, compared to $2.24 million in the fourth quarter of 2004, an increase of 2.7%. These increases were driven by food pathogen test sales in both the fourth quarter of 2005 and the year ended December 31, 2005, which were up 84.0% and 107.3%, respectively, compared to the same periods of 2004. The Company began selling tests for food pathogens in 2002. Growth in this business has been entirely organic and for the 2005 year exceeded $3.26 million. The Company believes that the launch of its new RapidChek® method for Salmonella in the third quarter of 2006 will contribute to accelerating sales as the Company is able to offer outstanding methods for all three regulated pathogens in the same format. Since 2001, sales of the Company’s product for the StarLink® trait have dropped from $5.35 million to less than $925,000 in 2005. The Company expects sales of this product to ultimately drop to zero.

Water and Environmental Products
Water and environmental products revenue decreased 13.1% to $5.14 million for the year ended December 31, 2005, compared to $5.91 million for 2004 and decreased 24.2% to $1.19 million for the fourth quarter of 2005, compared to $1.57 million for the same quarter in 2004. The Company continues to look for ways to develop new channels to market, add new products and add sales professionals that will have a positive impact on revenues. The effort expended in 2005 did not offset the current business environment, which has seen ongoing reduction in large scale environmental remediation projects and slow adoption of toxicity testing in water security applications.

Antibody Products
Antibody revenues increased 5.6% to $10.72 million in the year ended December 31, 2005, compared to $10.16 million for 2004 but decreased 5.7% to $2.40 million for the fourth quarter of 2005, compared to $2.54 million for the same quarter in 2004. The decline in the fourth quarter was primarily due to a cyclical reduction in demand for bulk antibodies, as well as a reduction in new projects for custom monoclonal antibody production. In 2004, the Company recorded revenue totaling approximately $360,000 associated with the sale of previously written off inventories that represented the Company’s discontinued catalog in bulk polyclonal antibodies. The customer base in the antibody product group remains stable, and the year over year increase in revenues, excluding the written off 2004 inventory sales, reflects organic growth in the ongoing business. The Company expects the core antibody business to grow at a similar rate in 2006 with additional sales contributed by our Genomic Antibodies™ program. During the fourth quarter of 2005, the Company purchased 48 acres of property adjacent to its current production facility to support additional expansion.

Balance Sheet
The Company completed the quarter ended December 31, 2005 with $10.01 million in cash compared to $8.10 million as of December 31, 2004, and a current ratio (current assets divided by current liabilities) of 7.7 to 1. Stockholders’ equity increased 6.3% to $33.78 million as of December 31, 2005, compared to $31.77 million as of December 31, 2004.

Conference Call
A conference call to review fourth quarter results is scheduled for 4:30 p.m. Eastern-time today. The dial-in number for the live conference call will be 877-407-8031 (201-689-8031 outside the U.S.). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. Eastern-time on March 23, 2006 through 11:59 p.m. on March 24, 2006. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 197223.

About Strategic Diagnostics Inc.
Strategic Diagnostics Inc. develops, manufactures and markets biotechnology-based detection solutions to a diverse customer base, across multiple industrial and human health markets. By applying its core competency of creating custom antibodies to assay development, the Company produces unique, sophisticated diagnostic testing and reagent systems that are responsive to customer diagnostic and information needs. Customers benefit with quantifiable “return on investment” by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the Research, Human/Animal Diagnostics, and Pharmaceutical industries, and position the Company for broader participation in the pharmacogenomics market.

This news release contains forward-looking statements reflecting SDI’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,	December 31,

	2005	2004

ASSETS
Current Assets:
Cash and cash equivalents	$10,009	$8,096
Receivables, net	3,242	3,107
Inventories	3,212	3,218
Deferred tax asset	1,048	1,071
Other current assets	362	367

Total current assets	17,873	15,859

Property and equipment, net	3,884	3,605
Other assets	3	2
Deferred tax asset	8,101	8,415
Intangible assets, net	6,800	6,992

Total assets	$36,661	$34,873

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$464	$868
Accrued expenses	1,439	1,255
Deferred revenue	207	—
Current portion of long term debt	211	211

Total current liabilities	2,321	2,334

Long-term debt	562	773

Stockholders’ Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	—	—
Common stock, $.01 par value, 35,000,000 shares authorized,
19,916,635 and 19,379,602 issued and outstanding
at December 31, 2005 and December 31, 2004, respectively	200	194
Additional paid-in capital	38,249	36,596
Accumulated deficit	(4,374)	(4,958)
Deferred compensation	(313)	(206)
Cumulative translation adjustments	16	140

Total stockholders’ equity	33,778	31,766

Total liabilities and stockholders’ equity	$36,661	$34,873

The accompanying notes are an integral part of these statements

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2005	2004	2005	2004

NET REVENUES:

Product related	$5,896	$6,360	$24,845	$23,705

Total net revenues	5,896	6,360	24,845	23,705

OPERATING EXPENSES:
Manufacturing	2,939	2,893	11,416	10,779
Research and development	712	555	3,034	2,157
Selling, general and administrative	2,609	2,425	9,722	9,211

Total operating expenses	6,260	5,873	24,172	22,147

Operating income	(364)	487	673	1,558

Interest income (expense), net	77	22	207	53

Income before taxes	(287)	509	880	1,611

Income tax expense	5	(75)	296	232

Net income	(292)	584	584	1,379

Basic net income per share	$(0.01)	$0.03	$0.03	$0.07

Shares used in computing basic
net income per share	19,924,000	19,270,000	19,741,000	19,242,000

Diluted net income per share	$(0.01)	$0.03	$0.03	$0.07

Shares used in computing diluted
net income per share	19,924,000	19,361,000	19,870,000	19,495,000

The accompanying notes are an integral part of these statements